To: Board of Directors
SANTEON GROUP INC., a Delaware corporation

I, **Ahmed S. Sidky**, hereby tender my resignation as a Director of SANTEON GROUP INC., a Delaware corporation (the "Company"), effective May 1, 2013.

Dated as of March 26, 2013.

____________________________

Ahmed S. Sidky